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                                                                   EXHIBIT 99.1


THURSDAY JUNE 29, 9:13 PM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: STATION CASINOS, INC.

STATION CASINOS, INC. ANNOUNCES SALE OF $375 MILLION 9 7/8 PERCENT SENIOR SUBORDINATED NOTES DUE 2010

LAS VEGAS, June 29 /PRNewswire/ -- Station Casinos, Inc., (NYSE: STN - news) today announced the sale of $375 million of 9 7/8 percent senior subordinated notes due December 2010 which were priced to yield 9.9375 percent. Proceeds from the sale of the notes will be used to repay amounts outstanding under the Company's revolving credit facility and term loan. The availability created on the revolving credit facility will, in part, be used to fund the purchase of the Santa Fe Hotel & Casino in the fourth quarter, subject to the receipt of necessary regulatory approvals.

The senior subordinated notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Station Casinos, Inc. is a multi-jurisdictional gaming company that owns and operates the Palace Station Hotel & Casino, the Boulder Station Hotel & Casino, the Texas Station Gambling Hall & Hotel, and the Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Sunset Station Hotel & Casino in Henderson, Nevada, as well as slot machine route management services in Clark County, Nevada. Station Casinos, Inc. also owns and operates Station Casino St. Charles, a gaming and entertainment facility in St. Charles, Missouri, and Station Casino Kansas City, a gaming and entertainment facility in Kansas City, Missouri.

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, competition from other gaming operations, construction risks, and licensing and other regulatory risks. Further information on potential factors which could affect the financial condition, results of operations, and expansion projects of the Company and its subsidiaries, are included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, its quarterly report on Form 10-Q for the quarter ended March 31, 2000, and its Registration Statement on Form S-4 File No. 333-71227. The Company's 1999 Annual Report is available to view on its website at www.stationcasinos.com.

SOURCE: STATION CASINOS, INC.